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                                                                    EXHIBIT 5.1



                                January 15, 1997

Global Village Communication, Inc.
1144 East Arques Avenue
Sunnyvale, CA  94086

        RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 15, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 700,000 shares of your Common Stock reserved for issuance under the 1991 Stock Option Plan (the "1991 Plan") and an additional 100,000 shares of your Common Stock, reserved for issuance under the 1994 Non-Employee Directors' Stock Option Plan (the "1994 Directors Plan," and together with the 1991 Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Rule 462 under the Securities Act with respect to the Registration Statement.

                                Very truly yours,


                                 WILSON, SONSINI, GOODRICH & ROSATI
                                 Professional Corporation